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                                    GE FUNDS

                              AMENDED AND RESTATED
                SHAREHOLDER SERVICING AND DISTRIBUTION AGREEMENT

GE Investment Distributors, Inc.
777 Long Ridge Road, Building B
Stamford, Connecticut 06927

Dear Sirs:

     GE Funds (the "Trust") confirms its agreement with GE Investment Distributors, Inc.("GEID"), a corporation organized under the laws of the State of Delaware, implementing the terms of the Amended and Restated Shareholder Servicing and Distribution Plan (the "Plan"), adopted by the Trust with respect to GE U.S. Equity Fund, GE Premier Growth Equity Fund, GE Value Equity Fund, GE Mid-Cap Growth Fund, GE Mid-Cap Value Fund, GE Small-Cap Value Equity Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, GE High Yield Fund, GE Government Securities Fund, GE Global Equity Fund, GE International Equity Fund, GE Europe Equity Fund, GE Emerging Markets Fund and GE Strategic Investment Fund and any other investment fund offered by the Trust in the future that adopts the Plan (individually a "Covered Fund" and collectively the "Covered Funds"), each a series of the Trust, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"). Under a multiple distribution system adopted by the Trust, each of the Covered Funds has four classes (each a "Class" and together the "Classes") of shares of beneficial interest ("Shares"), designated as Class A, Class B, Class C and Class Y Shares. This Agreement is intended to describe the shareholder servicing and distribution services to be provided by GEID, and/or the distributor of the Covered Funds' Shares (the "Distributor"). Those services will be provided as set out below, as follows:

     SECTION 1. AMOUNT OF PAYMENTS.

     (a) CLASS A SHARES. The Trust will pay GEID, with respect to each Covered Fund, for shareholder services and distribution related services provided with respect to the Class A Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class A Shares (a "Service and Distribution Fee").

     (b) CLASS B SHARES. (i) The Trust will pay GEID, with respect to each Fund, for shareholder services provided with respect to the Class B Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class B Shares (a "Service Fee").

     (ii) The Trust will pay GEID, in addition to the Class B Service Fee, a fee in connection with distribution related services provided with respect to the Class B Shares of a Covered Fund (a "Distribution Fee") at the annual rate of ..75% of the value of the average daily net assets of the Covered Fund attributable to the Class B Shares.


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     (c) CLASS C SHARES. (i) The Trust will pay GEID, with respect to each Fund, for shareholder services provided with respect to the Class C Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class C Shares (a "Service Fee").

     (ii) The Trust will pay GEID, in addition to the Class C Service Fee, a fee in connection with distribution related services provided with respect to the Class C Shares of a Covered Fund (a "Distribution Fee") at the annual rate of ..75% of the value of the average daily net assets of the Covered Fund attributable to the Class C Shares.

     (d) The fees to be paid with respect to the Covered Funds under this Agreement will be calculated daily and paid monthly by the Trust with respect to the foregoing Classes of the Covered Funds' Shares at the annual rates indicated above.

     SECTION 2. SERVICES PROVIDED UNDER THE AGREEMENT.

     The fees payable with respect to each Class of a Covered Fund for shareholder services are intended to compensate GEID, or enable GEID to compensate other persons ("Service Providers") for providing ongoing servicing and/or maintenance of the accounts of shareholders of the Covered Fund (which is interpreted to include shareholders of another registered investment company which invests primarily in the Covered Fund) ("Shareholder Services") and the fees for distribution related services are intended to compensate GEID, or enable GEID to compensate Service Providers including any Distributor of Shares of the Covered Fund, for providing services that are primarily intended to result in, or that are primarily attributable to, the sale of shares of the Covered Fund ("Selling Services"). "Shareholder Services" as used in this Agreement mean all forms of shareholder liaison services, including, among other things, one or more of the following: providing shareholders of a Covered Fund (and shareholders of a registered investment company investing in a Covered
Fund) with (i) information on their investments; (ii) general information regarding investing in mutual funds; (iii) periodic newsletters containing materials relating to the Covered Fund or to investments in general in mutual funds; (iv) periodic financial seminars designed to assist in the education of shareholders with respect to mutual funds generally and the Covered Fund specifically; (v) access to a telephone inquiry center relating to the Covered Fund; and (vi) any other similar services not otherwise required to be provided by the Trust's custodian or transfer agent. "Selling Services" include, but are not limited to: the printing and distribution to prospective investors in the Covered Fund of prospectuses and statements of additional information that are used in connection with sales of Class A Shares, Class B Shares and Class C Shares of the Covered Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Class A Shares, Class B Shares or Class C Shares of the Covered Fund; and distributing shares of the Class A Shares, Class B Shares or Class C Shares of Covered Fund. In providing compensation for Selling Services in accordance with the Plan, GEID is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the Class A Shares, Class B Shares or Class C Shares of a Covered Fund; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Class A Shares, Class B Shares or Class C Shares of the Covered Fund; and (iii) to make, or cause to be made, payments to broker-dealers who have sold Class A Shares, Class B Shares or Class C Shares of the Covered Fund. Fees payable by Class A Shares may be used to pay for either shareholder services or distribution related services.


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     SECTION 3. APPROVAL BY TRUSTEES.

     This Agreement will not take effect with respect to any Class of a Covered Fund until approved by a majority vote of (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.

     SECTION 4. CONTINUANCE OF AGREEMENT.

     This Agreement will continue in effect with respect to a Covered Fund from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 3 above.

     SECTION 5. TERMINATION.

     (a) This Agreement may be terminated with respect to any Class of a Covered Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class on not more than 60 days' written notice to GEID. This Agreement may remain in effect with respect to a particular Class of the Covered Fund even if the Agreement has been terminated in accordance with this Section 5 with respect to any other Class of the Covered Fund.

     (b) This Agreement will terminate automatically in the event of its assignment.

     SECTION 6. SELECTION OF CERTAIN TRUSTEES.

     While this Agreement is in effect with respect to any Class of a Covered Fund, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 7. WRITTEN REPORTS.

     GEID agrees that, in each year during which this Agreement remains in effect with respect to a Covered Fund, GEID will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under this Agreement and the purposes for which those expenditures were made.

     SECTION 8. PRESERVATION OF MATERIALS.

     The Trust will preserve copies of this Agreement and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Agreement.


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     SECTION 9. MEANING OF CERTAIN TERMS.

     As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

     SECTION 10. FILING OF DECLARATION OF TRUST.

     The Trust represents that a copy of its Declaration of Trust, dated as of August 10, 1992, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

     SECTION 11. LIMITATION OF LIABILITY.

     The obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No Covered Fund will be liable for any claims against any other Covered Fund.


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     SECTION 12. EFFECTIVE DATE.

     This Agreement has been executed by the Trust with respect to the Covered Funds as of the close of business on September 17, 1999 and will become effective with respect to a particular Class of a Covered Fund as of the date on which interests in that Class are first offered to or held by the public.

      *               *                *               *               *

     If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

                                         Very truly yours,

                                         GE FUNDS

                                         By:  /S/ Michael J. Cosgrove
                                              ---------------------------
                                              Name:   Michael J. Cosgrove
                                              Title:  President

Accepted:

GE INVESTMENT DISTRIBUTORS, INC.

By:  /S/ Matthew J. Simpson
     ----------------------
Name:   Matthew J. Simpson
Title:  Secretary


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